THE GKM FUNDS

Certificate of Amendment

The undersigned, being the Assistant Secretary of The GKM Funds (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called an Ohio business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust (the “Trustees”) by Section 7.3 of the Amended and Restated Agreement and Declaration of Trust dated October 2, 2001, as amended through the date hereof (hereinafter referred to as the “Declaration of Trust”), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on June 20, 2012, the Declaration of Trust is amended as follows:
(a)	Amendment. Effective July 1, 2012, the Declaration of Trust is hereby amended to change the name of the Trust to “The Investment House Funds”.
(b)
Incorporation of Defined Terms.  All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of Ohio.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of Ohio and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand this 25th of June, 2012.

/s/ Wade R. Bridge
Wade R. Bridge, Assistant Secretary

ACKNOWLEDGEMENT

STATE OF OHIO	) ss.
HAMILTON COUNTY	)

Then personally appeared the above named Wade R. Bridge, and acknowledged the foregoing instrument to be his free act and deed.  Before me,

/s/ Sue A. Pilcher
Sue A. Pilcher, Notary Public